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                             [Station Casinos Logo]


CONTACT:  GLENN C. CHRISTENSON, (800) 544-2411
          EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER
          STATION CASINOS, INC.

          JACK TAYLOR, (702) 221-6900
          VICE PRESIDENT OF PUBLIC RELATIONS
          MCNABB/MCNABB/DESOTO/SALTER & COMPANY

FOR IMMEDIATE RELEASE:  APRIL 3, 1997


           STATION CASINOS, INC. COMPLETES ISSUANCE OF $150 MILLION
                     SENIOR SUBORDINATED NOTES DUE 2007


LAS VEGAS - Station Casinos, Inc. (NYSE:STN) announced today the completion of its sale of $150 million of Senior Subordinated Notes to BancAmerica Securities, Inc. Proceeds from the sale of the notes were used to reduce amounts outstanding under the Company's $372 million bank facility. The availability under the bank facility, cash flows from operations, and equipment financings will be used to pay the remaining construction costs for the next phase of the Station Casino St. Charles master plan of approximately $132 million (excluding construction period interest and preopening expenses) as of December 31, 1996, to provide additional equity contributions of approximately $35 million for the completion of Sunset Station, for payment of construction payables of approximately $85 million as of December 31, 1996, and for general corporate purposes.

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     Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, and the Texas Station Gambling Hall & Hotel in Las Vegas, Nev., as well as slot machine route management services in Southern Nevada and Louisiana. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Mo. and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Mo. The Company is developing Sunset Station Hotel & Casino in Las Vegas, Nev., and anticipates an opening in July 1997.

     This press release may be deemed to contain forward-looking statements with respect to the financial condition, results of operations and expansion projects of STN and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations and expansion projects of STN and its subsidiaries are included in the filings of STN with the Securities and Exchange Commission, including, but not limited to STN's Annual Report and Form 10-K for the fiscal year ended March 31, 1996 and Registration Statement on Form S-3 File No. 333-1102.